Exhibit 10.19

SALE AND ASSIGNMENT AGREEMENT

BETWEEN

SCOTT GOSS

OWNER

AND

VERIDIAN CORPORATION

PURCHASER

August 12, 2002

TABLE OF CONTENTS

SECTION			PAGE NO.

Section 1.		The Sale and Assignment	1

Section 2.		Covenant Not to Compete	1

Section 3.		Delivery and Price	2

3.	1	Delivery of Software to Purchaser	2

3.	2	Price	2

Section 4.		Installation and Acceptance	4

Section 5.		Other Rights and Obligations	4

5.	1	Proprietary Rights	4

5.	2	Disclaimer of Warranty	4

Section 6.		Limitation of Liability	5

Section 7.		Miscellaneous	5

7.	1	Entire Agreement	5

7.	2	Force Majeure	5

7.	3	Governing Law	5

7.	4	Assignment	6

7.	5	Notice	6

7.	6	No Waiver	6

7.	7	Enforceability	6

7.	8	Remedies	6

7.	9	Headings	6

7.	10	No Third Party Beneficiaries	6

7.	11	Sales Taxes	6

7.	12	Mediation and Arbitration	7

7.	13	Effectiveness of Agreement	7

SCHEDULE 1		DESCRIPTION OF THE SOFTWARE	Attached

SALE AND ASSIGNMENT AGREEMENT (the “Agreement”) made this 12th day of August, 2002 is entered into by and between SCOTT GOSS, an individual, residing at 11414 Brook Run Drive, Germantown, MD 20876 (hereinafter referred to as “Owner”) and VERIDIAN CORPORATION, its subsidiaries and affiliates, with a principal place of business at 1200 South Hayes Street, Arlington, Virginia (collectively the “Purchaser”).

TERMS AND CONDITIONS

Section 1.   The Sale and Assignment

Effective in accordance with Section 7.13 below, Owner hereby sells, transfers absolutely, assigns and delivers to Purchaser, for payment of the price set forth in Section 3, all right, title and interest in and to the “PM Reports” computer programs in source and object code forms and any updates, enhancements, modifications, revisions, additions, replacements or conversions thereof (as hereinafter defined) (collectively, the “Programs”), and any related documentation (the “Documentation”), all as set forth or identified on Schedule 1 hereto (collectively, the “Software”) including, without limitation, all intellectual property rights therein, and all trademarks and trade names which Owner uses in connection with the Software, together with the processes and goodwill and going concern value of the business connected with and symbolized by such intellectual property rights, patentable rights, trademarks and trade names, as well as all rights to damages or profits, due or accrued, arising out of past infringement of such intellectual property rights, patentable rights, trademarks and trade names or injury to said goodwill and the right to sue for and recover the same in Purchaser’s own name, together with any and all discoveries, inventions and designs, whether or not patentable, conceived or reduced to practice by Owner embodied in or arising out of the Software as such exist as of the Effective Date of this Agreement (collectively, the “Business”), free and clear of any and all liens. Owner shall promptly disclose all such discoveries, inventions and designs to Purchaser and, upon request, cooperate in and execute all papers necessary to assign such discoveries, inventions and designs or intellectual property rights to Purchaser and to assist Purchaser at Purchaser’s expense in the filing of applications for patents or other registrations in favor of Purchaser. The decision whether to file and/or prosecute applications for patents or other registrations shall be made solely by Purchaser.

Section 2.   Covenant Not to Compete

In order to ensure the preservation and protection of good will, intellectual property rights, trade secrets, and confidential information associated with or embodied in the Business, including the Software, sold, transferred and assigned to Purchaser under this Agreement and in consideration for the payments payable to Owner under Section 3 of this Agreement, Owner agrees that the covenant set forth in this Section 2 is reasonable in scope and duration and necessary to secure for Purchaser the value of the Business, including the Software and its associated goodwill and going concern value. Consequently, Owner covenants and agrees, for the period from the Effective Date of this Agreement until the date that is thirty-six (36) months after the Effective Date of this Agreement or the date that is eighteen (18) months after Owner’s termination of employment from Purchaser for any reason, whichever is later, (a) not to engage or otherwise participate, directly or indirectly, in any business or other commercial enterprise, endeavor, or activity identical or similar to the Costpoint consulting business for which the Software had been used by Purchaser after the Effective Date of this Agreement; and (b) not to engage in, or directly or indirectly assist in, any activity to hire away any then-current employee of Purchaser whose employment involves use of the “PM Reports” Software or the provision of Costpoint consulting services.

Section 3.   Delivery and Price

3.1   Delivery of Software to Purchaser

The Programs shall be delivered both in executable object code form and source code form. Owner shall deliver any related Documentation to Purchaser.

3.2   Price

The total price to be paid Owner by Purchaser for the Business, including the Software, and related undertakings of the Owner including, without limitation, the covenant set forth in Section 2 under this Agreement is $3,600,000 payable by Purchase as follows: (1) $2,000,000 paid in cash at the closing of the Acquisition of Signal Corporation by Purchaser (the “Closing”) as the total purchase price of the Software; (2) $500,000 paid in cash on the first anniversary of the Closing, if Owner is still employed by Purchaser or has been terminated by Purchaser during the preceding year other than for Cause (as such term is defined in the Employment Agreement) or the Employment Agreement has not been renewed by Purchaser; (3) $550,000 paid in cash on the second anniversary of the Closing, if Owner is still employed by Owner or has been terminated by Purchaser during the preceding two years other than for Cause (as such term is defined in the Employment Agreement) or the Employment Agreement has not been renewed by Purchaser; and (4) $550,000 paid in cash on the third anniversary of the Closing, if Owner is still employed by Purchaser or has been terminated by Purchaser during the preceding three years other than for Cause (as such term is defined in the Employment Agreement) or the Employment Agreement has not been renewed by Purchaser; provided, however, that in the event there is a “Change of Control” affecting Purchaser at any time after the Closing, or Owner terminates his employment with Purchaser at a time when he has “Good Reason” (as such term is defined below), or the Employment Agreement is terminated because Owner experiences a Total Disability (as such term is defined in the Employment Agreement) or dies, all outstanding payments under this Section shall be accelerated and become immediately due and owing to Owner (or his estate) as of the date such Change of Control or termination becomes effective.

      For the purposes of this Section, a “Change of Control” shall be deemed to have occurred upon, and shall mean:

(a) the acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Act) of twenty-percent (20%) or more of either (i) the combined voting power of the then outstanding shares of all classes of common stock of the Purchaser (the “Outstanding Purchaser Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Purchaser entitled to vote generally in the election of directors (the “Outstanding Purchaser Voting Securities”); provided, however, that the following acquisitions that would otherwise qualify under clause (i) or (ii) shall not constitute a Change of Control;

(A) any acquisition by Owner or a group constituting a person that includes both Owner or the President of the Purchaser and at least twenty-five (25%) in number of the total number of individuals covered by agreements substantially similar to this Agreement before the Change in Control (an “Owner Group”), or

(B) any acquisition by any entity pursuant to a reorganization, merger or consolidation, if, immediately following such reorganization, merger or consolidation, the conditions described in clause (i) or (ii) of clause (b) of this paragraph are satisfied;

(b) the approval by the stockholders of the Purchaser of a reorganization, merger or consolidation, unless immediately following such reorganization, merger or consolidation (i) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by an Owner Group in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Purchaser Common Stock and Outstanding Purchaser Voting Securities, as the case may be, or (ii) no person (excluding the Purchaser or an Owner Group) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; or

(c) if during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who, at the beginning of such period, constitute the Board, and any new director (other than a director designated by a person who had entered into an agreement with the Purchaser to effect a transaction described in clause (i) or (ii) of clause (b) hereof) whose election by the Board of Directors or nomination for election by the Purchaser’s stockholders was approved by a vote of a least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board of Directors.

       For the purposes of this Section, Owner shall be deemed to have “Good Reason” to terminate his employment upon the occurrence of one or more of the following events:

(a) any diminution in Owner’s salary or incentive compensation as set forth in the Employment Agreement (other than a diminution not to exceed ten percent (10%) that is applied to all other senior executive officers, or all Division Presidents, of Purchaser) or any material diminution in employee benefits for the then-current year or any future year;

(b) any material diminution in the overall status, office, title, duty, authority, power or function of Owner, or the assignment of any duties or responsibilities materially inconsistent with Owner’s prior position, except a diminution or assignment that is remedied following notice by Owner to Purchaser;

(c) any relocation of Owner outside the Washington, D.C. metropolitan area, without Owner’s consent; or

(d) the bankruptcy of Purchaser.

Section 4.   Installation and Acceptance

Purchaser acknowledges that the Software shall be deemed accepted upon installation of the Programs by the Purchaser on an “AS IS, WHERE IS” basis without any express or implied warranties whatsoever including the implied warranties of MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, ACCURACY OF DATA, QUALITY, SATISFACTORY QUALITY, NON-INFRINGEMENT, AVAILABILITY OF DATA, OR THAT THE PROGRAMS WILL OPERATE UNINTERRUPTED AND/OR ERROR-FREE.

Section 5.   Other Rights and Obligations

5.1   Proprietary Rights

Owner represents that he is the owner of the Business, including the Software, sold, transferred and assigned herein, free and clear of any and all liens, and that he has the right to enter into the sale and assignment of the Business, including the Software, and all rights with respect thereto in accordance with Section 1 of this Agreement. Owner has no knowledge of any claims, causes of action, suits or other proceedings alleging that the Software or any portion thereof, this sale and assignment, or its use infringe any intellectual property or other proprietary rights of any third party.

5.2   Disclaimer of Warranty

THE WARRANTY SET FORTH IN PARAGRAPH 5.1 IS A LIMITED WARRANTY AND IT IS THE ONLY WARRANTY MADE BY OWNER. OWNER EXPRESSLY DISCLAIMS, AND PURCHASER HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, ACCURACY OF DATA, AVAILABILITY OF DATA, COMPLETENESS, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. OWNER DOES NOT WARRANT AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS THAT THE SOFTWARE WILL MEET PURCHASER’S REQUIREMENTS OR THAT THE OPERATION OF THE SOFTWARE AND/OR ITS USE WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT DEFECTS IN THE SOFTWARE, IF ANY, CAN BE CORRECTED. OWNER’S LIMITED WARRANTY IS IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF OWNER FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY OF THE SOFTWARE OR RELATED SERVICES. EXCEPT FOR THE ABOVE LIMITED WARRANTY, THE ENTIRE

RISK AS TO THE QUALITY AND PERFORMANCE OF THE SOFTWARE IS WITH THE PURCHASER.

Section 6.   Limitation of Liability

PURCHASER AGREES THAT OWNER SHALL NOT BE LIABLE FOR ANY DAMAGE, LOSS, OR EXPENSE OF ANY KIND ARISING OUT OF OR RESULTING FROM PURCHASER’S POSSESSION OR USE OF THE SOFTWARE WHETHER SUCH LIABILITY IS BASED IN TORT, CONTRACT, OR OTHERWISE. IN NO EVENT, INCLUDING WITHOUT LIMITATION A NEGLIGENT ACT, SHALL OWNER BE LIABLE TO PURCHASER FOR ANY DIRECT, INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES (INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS, LOSS OR CORRUPTION OF DATA, LOSS OF GOODWILL, WORK STOPPAGE, COMPUTER FAILURE OR MALFUNCTION, OR INTERRUPTION OF BUSINESS), ARISING OUT OF OR IN ANY WAY RELATED TO THE SOFTWARE, PURCHASER’S USE OF, OR INABILITY TO USE, THE SOFTWARE GENERALLY, OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER OWNER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 7.   Miscellaneous

7.1   Entire Agreement

This Agreement, including all attachments, evidences the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes and merges all previous and contemporaneous proposals of sale, communications, representations, understandings and agreements, whether oral or written, between the parties with respect to the subject matter hereof. This Agreement may not be modified except by a writing subscribed to by authorized representatives of both parties. Notwithstanding the foregoing, the parties acknowledge and agree that the terms and conditions of Owner’s employment with Purchaser will be the subject of a separate employment and confidentiality agreement (the “Employment Agreement”).

7.2   Force Majeure

Neither party shall be liable to the other for any delay or failure to perform any of the services or obligations set forth in this Agreement due to any cause beyond its reasonable control. Performance times shall be considered extended for a period of time equivalent to the time lost because of such delay.

7.3   Governing Law

This Agreement and performance hereunder shall be governed by the laws of the Commonwealth of Virginia, without giving effect to the principles of conflict of laws of such state or international treaties. Owner and Purchaser hereby agree on behalf of themselves and any person claiming by or through them that the sole and exclusive jurisdiction and venue for any litigation arising from or relating to this Agreement or the subject matter hereof shall be an appropriate federal or state court located in the aforesaid Commonwealth of Virginia.

7.4   Assignment

This Agreement may be assigned by Purchaser. This Agreement shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their permitted successors in interest and permitted assigns.

7.5   Notice

Any notice provided pursuant to this Agreement, if specified to be in writing, shall be in writing and shall be deemed given (i) if by hand delivery, upon receipt hereof; (ii) if mailed, five (5) days after deposit in the U.S. mails, postage prepaid, certified mail, return receipt requested. All notices shall be addressed to the parties at the addresses set forth on the first page hereof.

7.6   No Waiver

The waiver or failure of either party to exercise any right in any respect provided for herein shall not be deemed a waiver of any further right hereunder.

7.7   Enforceability

If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement shall continue in full force and effect.

7.8   Remedies

Unless otherwise specified herein, the rights and remedies of both parties set forth in this Agreement are not exclusive and are in addition to any other rights and remedies available to it at law or in equity.

7.9   Headings

The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

7.10   No Third Party Beneficiaries

The parties agree that this Agreement is for the benefit of the parties hereto and is not intended to confer any fights or benefits on any third party, and that there are no third party beneficiaries as to this Agreement or any part or specific provision of this Agreement.

7.11   Sales Taxes

Purchaser shall, in addition to the payments required hereunder, pay all applicable sales, use, or transfer taxes and duties, whether national, state or local, however designated, which are levied or imposed by reason of the transaction(s) contemplated hereby, excluding, however, income taxes on net profits which may be levied against Owner. Purchaser shall reimburse Owner for the amount of any such sales, use, or transfer taxes or duties paid or accrued directly by Owner as a result of this transaction.

7.12   Mediation and Arbitration

(a) If a dispute arises out of or relates to this Agreement, or the breach thereof, and the dispute cannot be settled, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration.

(b) Subject to subsection 7.12.a above, the parties shall settle any dispute arising out of or related to this Agreement, or the breach thereof, by binding arbitration in the Commonwealth of Virginia in accordance with the rules of J.A.M.S. ENDISPUTE subject, however, to the right of either party to apply to a court of competent jurisdiction for a Temporary Restraining Order, Preliminary Injunction or other equitable relief: (i) to preserve the status quo, or (ii) to prevent irreparable harm, e.g., either party shall have the right to institute an action in the event the other party infringes its respective proprietary rights or breaches nondisclosure obligations, or (iii) to bring suit on an open account for simple moneys due under the Agreement. The parties shall agree upon a single arbitrator or, if the parties cannot agree upon an arbitrator within thirty (30) days, then the parties agree that J.A.M.S. ENDISPUTE using its Streamlined Rules of Arbitration shall appoint a single arbitrator. The arbitrator may award attorneys’ fees and costs but is specifically precluded from awarding any indirect, special, punitive, incidental or consequential damages as part of the award. The award of the arbitrator shall be binding and may be entered as a judgment in any court of competent jurisdiction.

7.13   Effectiveness of Agreement

This Sale and Assignment Agreement shall become effective only upon closing of the Stock Purchase Agreement between Veridian as purchaser and Roger Mody and Lori Mody as sellers, dated August 12, 2002, which closing date shall become the Effective Date hereof.

OWNER HAS READ AND AGREES TO ALL OF THE ATTACHED AND INCORPORATED TERMS AND CONDITIONS.

SCOTT GOSS:	VERIDIAN CORPORATION

By: /s/ Scott Goss	By: /s/ David H. Langstaff
Name: Scott Goss	Name:___________________________
Title:____________________________	Title:____________________________

Date: August 12, 2002	Date: August 12, 2002

SCHEDULE 1	DESCRIPTION OF THE SOFTWARE	Attached

SCHEDULE 1

DESCRIPTION OF THE SOFTWARE

Programs: “PM Reports” Software programs

PM Reports© empowers managers and personnel to use technology, to manage, to better understand, to report the cost and revenue in projects through the organization, and to make significant process improvements. PM Reports is a utility program that was developed by Scott Goss from 1996 on to provide real-time reporting to all levels of management, personnel, and customers. It provides detailed financial, accounting, human resource, time sheet, purchasing, and contract information. PM Reports provides the necessary information to effectively manage and empower knowledgeable workers to focus on answering business questions on their own. PM Reports works in conjunction with Deltek’s Costpoint Accounting Software, including all of the optional modules (i.e., Purchasing, Human Resources, and Deltek’s Electronic Time Sheet program). PM Reports accesses the same databases that support Costpoint. PM Reports uses Cognos’ Impromptu as its reporting application. This leverages its strengths in database management, security infrastructure maintenance, and distributes the reports to any number of people inside or outside an organization. Impromptu provides the filters necessary to allow users to group and sort information, use pick-lists, prompts, query the database, and produce output reports that are customized in a variety of formats. PM Reports® allows the flexibility to save reports in PDF and/or Excel formats. Impromptu® allows PM Reports® to be accessed via the Web and has the security embedded in the application to limit access to authorized users only.

PM Reports® provides tailor-able, read-only access to each user, depending on their level within the corporation and their need to know.

There are currently 68 reports available, ranging from detailed Profit and Loss (P&L) to time sheet data. The reports are catalogued into the following groups within PM Reports® and can be tailored to meet the needs of any size corporation.

•	Project Status Reports
•	Revenue Reports
•	Labor Reports
•	Indirect Project Reports
•	Project Information Reports
•	Project/Employee Structure and Mapping Reports
•	Billing Reports
•	Purchasing and Accounts Payable Reports
•	Employee Information Reports
•	Employee Timesheet Reports

PM Reports® consists of four components:

1.	Catalog

2.	Reports

3.	Menu

4.	Database scripts

Documentation: “PM Reports” Software Documentation

User Manual

Promotional Material